Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
(Form Type)

    AnaptysBio, Inc.
(Exact Name of Registrant as Specified in its Charter)
 Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Amended and Restated 2017 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,700,000(2)	$34.96 (3)	$94,392,000	0.00014760	$13,932
Total Offering Amounts					$94,392,000		$13,932
Total Fee Offsets							—
Net Fee Due							$13,932

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that becomes issuable under the Registrant’s Amended and Restated 2017 Equity Incentive Plan (the “2017 EIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2) Represents additional shares reserved for issuance under the 2017 EIP as of the date of this Registration Statement.
(3) Calculated solely for the purposes of this offering under Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 31, 2024.